Exhibit 99.1
PRESS RELEASE

SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com
For Release
Tuesday, July 25, 2006

Contact:	Margaret K. Dorman
Chief Financial Officer
(281) 443-3370
SMITH INTERNATIONAL, INC. REPORTS 79 PERCENT
INCREASE IN SECOND QUARTER EARNINGS
     HOUSTON, Texas (July 25, 2006)... Smith International, Inc. (NYSE: SII) today announced second quarter net income of $118.8 million, or 59 cents per share, on revenues of $1.74 billion. The financial results include a two-cent tax benefit related to the settlement of a U.S. tax audit. In the comparable prior year period, the Company reported net earnings of $68.1 million, or 33 cents per diluted share, on revenues of $1.35 billion.
     Net income for the March 2006 quarter totaled $107.2 million on revenues of $1.68 billion. The sequential revenue improvement was driven by a 12 percent increase in Eastern Hemisphere business volumes, influenced by growth in the North Sea, the Middle East and the Former Soviet Union (“FSU”). Sequential earnings per share, net of the tax benefit, grew four cents despite the impact of the annual seasonal drilling decline in Canada which resulted in the loss of higher-margin product revenues. Several factors influenced the sequential earnings growth, including strong demand for technology-based drilling tools and improved oilfield pricing in the U.S. market.
     Doug Rock, Chairman and CEO, commented, “Our second quarter 2006 results were led by a continued expansion of our Eastern Hemisphere operations. Eastern Hemisphere sequential revenue growth of 12 percent was 50 percent higher than the prior quarter growth rate. In the second quarter of 2006, about 56 percent of our Oilfield segment revenue was derived from Non-North American sources. Because our worldwide business is still improving, we now expect to earn between $2.35 and $2.45 per share for the full calendar year of 2006.”
     Excluding the impact of the Distribution operations, revenues grew 32 percent over the prior year quarter and were five percent above the amounts reported for the March 2006 period. The sequential growth in Oilfield segment revenues was generated outside of North America, primarily in Europe/Africa and the Middle East markets. Non-North American revenues grew 11 percent over the March 2006 quarter, significantly outpacing the two percent sequential improvement in underlying activity levels period-to-period.
     M-I SWACO’s second quarter revenues totaled $849.1 million, six percent above the March 2006 quarter and 29 percent higher than the amounts reported in the prior year period. The majority of the sequential revenue improvement was concentrated in Europe/Africa, driven by higher sales of fluid products and solids-control equipment for projects in the North Sea and the FSU. Western Hemisphere revenues were modestly above the March 2006 quarter, as the effect of the seasonal drilling downturn in Canada largely offset the impact of increased customer spending in the U.S. market and new contract awards in Latin America. The year-over-year revenue improvement was driven by higher E&P investment in offshore drilling markets and a significant increase in the number of North American land-based programs.
     Smith Technologies’ revenues for the quarter totaled $187.0 million, four percent higher on a sequential quarter basis and 36 percent above the amounts reported in the June 2005 period. The unit’s sequential results were impacted by the seasonal slowdown in Canada, which resulted in reduced sales of high-margin drill bit products. Sequentially, the significant decline in Canadian revenues was more than offset by increased demand for diamond drill bits, improved U.S. pricing and the inclusion of several large Eastern Hemisphere export orders. The majority of the year-over-year revenue improvement was driven by the performance of the Western Hemisphere operations. Higher levels of North American drilling activity combined with increased pricing realization and new product introductions accounted for the period-to-period revenue improvement.

     Smith Services’ second quarter revenues totaled $241.0 million, five percent above the March 2006 quarter and 41 percent higher than the prior year period. On a sequential quarter basis, the majority of the revenue growth was reported in the United States and Europe/Africa, influenced by strong demand for premium drilling tools and the impact of U.S. price increases implemented earlier in the year. On a year-over-year basis, the majority of the revenue improvement was, again, generated in the United States and Europe/Africa driven by increased demand for drilling and remedial products, including the Rhino® Reamer downhole tool.
     Distribution revenues were $461.2 million, two percent below the March 2006 quarter and 21 percent higher on a year-over-year basis. The sequential revenue decline was reported in the Energy sector as higher U.S. business volumes, driven by improved drilling and completion activity and increased demand for tubular products, was more than offset by the impact of the seasonal slowdown in Canada. Industrial and downstream revenues grew nine percent over the March 2006 quarter, reflecting the impact of increased customer spending in the petrochemical and power generation markets. On a year-over-year basis, Wilson’s energy operations accounted for the majority of the revenue growth driven by improved North American activity levels and, to a lesser extent, customer specific project spending.
     Margaret Dorman, Chief Financial Officer, commented, “We’re pleased with our quarterly financial performance, especially considering the fact that the seasonal drilling decline in Canada results in lower sales of premium products and services. In the second quarter of 2006, Smith’s Oilfield segment operating margins improved to 18.2 percent and, after excluding the impact of Canadian oilfield operations, sequential incremental margins were 29 percent.”
     Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units — M-I SWACO, Smith Technologies, Smith Services and Wilson. The Company will host a conference call today beginning at 10:00 a.m. Central to review the quarterly results. Participants may join the conference call by dialing (706) 634-6555 and requesting the Smith International, Inc. call. A replay of the conference call will also be available through Tuesday, August 1, 2006, by dialing (706) 645-9291 and entering conference call identification number “2283727”.
     Certain comments contained in this news release and today’s scheduled conference call concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the Smith International, Inc. Annual Report on Form 10-K for the year ended December 31, 2005 and other filings of the Company with the Securities and Exchange Commission.
     Financial highlights follow:

SMITH INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,		March 31,
	2006	2005	2006

Revenues	$1,738,263	$1,350,203	$1,682,121

Costs and expenses:
Costs of revenues	1,193,250	951,065	1,155,518
Selling expenses	228,255	191,320	221,194
General and administrative expenses	71,298	52,436	68,291

Total costs and expenses	1,492,803	1,194,821	1,445,003

Operating income	245,460	155,382	237,118

Interest expense	14,685	10,992	12,836
Interest income	(696)	(436)	(597)

Income before income taxes and minority interests	231,471	144,826	224,879

Income tax provision	70,910	46,828	72,662

Minority interests	41,728	29,938	45,001

Net income	$118,833	$68,060	$107,216

Earnings per share:
Basic	$0.59	$0.34	$0.53

Diluted	$0.59	$0.33	$0.53

Weighted average shares outstanding:
Basic	200,457	202,215	200,995

Diluted	202,162	204,027	202,527

Earnings per share and weighted average shares outstanding for the three months ended June 30, 2005 have been restated for the impact of a two-for-one stock split, which was effective August 24, 2005.

SMITH INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Six Months Ended June 30,
	2006	2005

Revenues	$3,420,384	$2,638,401

Costs and expenses:
Costs of revenues	2,348,768	1,853,851
Selling expenses	449,449	375,194
General and administrative expenses	139,589	105,802

Total costs and expenses	2,937,806	2,334,847

Operating income	482,578	303,554

Interest expense	27,521	21,332
Interest income	(1,293)	(804)

Income before income taxes and minority interests	456,350	283,026

Income tax provision	143,572	91,974

Minority interests	86,729	56,840

Net income	$226,049	$134,212

Earnings per share:
Basic	$1.13	$0.66

Diluted	$1.12	$0.66

Weighted average shares outstanding:
Basic	200,725	202,597

Diluted	202,371	204,636

Earnings per share and weighted average shares outstanding for the six months ended June 30, 2005 have been restated for the impact of a two-for-one stock split, which was effective August 24, 2005.

SMITH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2006	2005

Current Assets:
Cash and cash equivalents	$88,502	$62,543
Receivables, net	1,366,755	1,200,289
Inventories, net	1,295,954	1,059,992
Other current assets	119,813	114,407

Total current assets	2,871,024	2,437,231

Property, Plant and Equipment, net	734,006	665,389

Goodwill and Other Assets	1,034,308	957,294

Total Assets	$4,639,338	$4,059,914

Current Liabilities:
Short-term borrowings	$164,371	$133,650
Accounts payable	560,836	479,206
Other current liabilities	327,383	320,297

Total current liabilities	1,052,590	933,153

Long-Term Debt	792,005	610,857

Other Long-Term Liabilities	215,161	194,691

Minority Interests	825,511	742,708

Stockholders’ Equity	1,754,071	1,578,505

Total Liabilities and Stockholders’ Equity	$4,639,338	$4,059,914

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2006	2005	2006	2006	2005

REVENUE DATA
United States	$815,090	$631,174	$743,311	$1,558,401	$1,202,136
Canada	178,164	123,298	268,887	447,051	314,956

North America	993,254	754,472	1,012,198	2,005,452	1,517,092

Latin America	134,671	115,039	124,497	259,168	229,273
Europe/Africa	384,467	296,682	344,371	728,838	555,347
Middle East	155,014	124,266	135,620	290,634	227,706
Far East	70,857	59,744	65,435	136,292	108,983

Non-North America	745,009	595,731	669,923	1,414,932	1,121,309

Total	$1,738,263	$1,350,203	$1,682,121	$3,420,384	$2,638,401

SEGMENT DATA

Revenues:
M-I SWACO	$849,134	$659,971	$802,550	$1,651,684	$1,278,517
Smith Technologies	186,985	137,681	179,428	366,413	279,905
Smith Services	240,985	171,351	229,630	470,615	320,742

Oilfield Products and Services	1,277,104	969,003	1,211,608	2,488,712	1,879,164
Wilson	461,159	381,200	470,513	931,672	759,237

Total	$1,738,263	$1,350,203	$1,682,121	$3,420,384	$2,638,401

Operating Income:
Oilfield Products and Services	$231,948	$145,876	$219,795	$451,743	$283,732
Distribution	22,206	14,044	26,026	48,232	27,561
General corporate	(8,694)	(4,538)	(8,703)	(17,397)	(7,739)

Total	$245,460	$155,382	$237,118	$482,578	$303,554

OTHER DATA

Operating Income(a):
Smith ownership interest	$191,615	$118,303	$181,193	$372,808	$231,285
Minority partner ownership interest	53,845	37,079	55,925	109,770	72,269

Total	$245,460	$155,382	$237,118	$482,578	$303,554

Depreciation and Amortization(a):
Smith ownership interest	$27,109	$22,013	$25,992	$53,101	$43,914
Minority partner ownership interest	8,253	6,578	7,271	15,524	13,039

Total	$35,362	$28,591	$33,263	$68,625	$56,953

Gross Capital Spending(a):
Smith ownership interest	$43,563	$25,863	$40,866	$84,429	$52,854
Minority partner ownership interest	13,624	9,218	15,912	29,536	18,469

Total	$57,187	$35,081	$56,778	$113,965	$71,323

Net Capital Spending(a) (b):
Smith ownership interest	$35,911	$18,447	$34,093	$70,004	$40,827
Minority partner ownership interest	13,094	8,612	15,060	28,154	17,514

Total	$49,005	$27,059	$49,153	$98,158	$58,341

NOTE (a): The Company derives a significant portion of its revenues and earnings from M-I SWACO and other joint venture operations. Consolidated operating income, depreciation and amortization and capital spending amounts have been separated between the Company’s portion and the minority partners’ portion in order to aid in analyzing the Company’s financial results.

NOTE (b): Net capital spending reflects the impact of proceeds from lost-in-hole and fixed asset equipment sales.